Exhibit 10.28

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement ”) is made effective January 17, 2007 (the “Effective Date”) by and among between U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”) and Michael J. McClane, an individual (the “Executive”).

WHEREAS, the parties hereto desire to enter into a written agreement to document the terms of Executive’s employment with the Company, which agreement will replace in its entirety that certain Offer Letter dated September 19, 2005 between Executive and the Company (the “Offer Letter”).

1.	Duties and Responsibilities.

A.    Executive shall serve as the Company’s Chief Financial Officer, Executive Vice President, Treasurer and Secretary reporting directly to the Chief Executive Officer. Executive shall have the duties and powers at the Company that are customary for an individual holding such positions.

B.    Executive agrees to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement faithfully, diligently and to the best of his ability.

C.    Executive shall be based at the Company’s office located at Carson, California, or at such other offices of the Company located within 30 miles of Executive’s residence as of the date hereof.

2.    Offer Letter Superseded; Period of Employment. As of the Effective Date, the Offer Letter shall be cancelled and terminated, and neither the Company nor Executive shall have any further rights or obligations thereunder. Without limiting the foregoing, Executive and the Company agree that the Notice of Grant of Stock Options, and attachments thereto, dated March 1, 2006 and March 28, 2006, together with the cash bonus paid to Executive upon completion of the acquisition of The Partsbin.com, Inc. and its affiliates, fully satisfies the Company’s obligations under Section 4 of the Offer Letter, and that no further payment shall be required upon completion of the Company’s initial public offering or any further financing or acquisition. Following the Effective Date, Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing as of the date hereof and continuing until the earlier of (i) Executive’s termination of employment with the Company for any reason, or (ii) November 28, 2011 (the “Employment Period”).

3.	Cash Compensation.

A.    Annual Salary. Executive’s initial base salary shall be $225,000 per year (the “Annual Salary”), which shall be payable in accordance with the Company’s standard payroll schedule (but in no event less frequent than on a monthly basis), and may be increased from time to time at the discretion of the Compensation Committee of the Company’s Board of Directors. The Company’s Chief Executive Officer shall review Executive’s Annual Salary at least annually and shall make a recommendation to the Compensation Committee regarding any proposed increase to the Annual Salary. Any increased Annual Salary shall thereupon be the “Annual Salary” for the purposes hereof. Executive’s Annual Salary shall not be decreased without his prior written consent at any time during the Employment Period.

B.    Bonus. Executive shall be entitled to receive an annual target incentive bonus of $100,000 based upon the Company achieving its revenue and EBITDA goals, and Executive meeting the annual goals determined by the Company’s Chief Executive Officer. Bonuses shall be paid no later than the end of February following the year for which the bonus is being paid.

C.     Applicable Withholdings. The Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4.     Equity Compensation. Executive shall be entitled to participate in any equity incentive plans of the Company. All such options or other equity awards will be made at the discretion of the Company’s Compensation Committee of the Board of Directors (with input from the Company’s Chief Executive Officer) pursuant and subject to the terms and conditions of the applicable equity incentive plan, including any provisions for repurchase thereof. The option exercise price or value of any equity award granted to Executive will be established by the Company’s Board of Directors as of the date such interests are granted but shall not be less than the fair market value of the class of equity underlying such award. To the extent the Company grants any additional options or shares of restricted stock to Executive during the Employment Period, then the Company shall in such grant documentation provide that in the event a Change in Control (as defined below) occurs during the Employment Period, and within twelve months following such Change in Control, Executive either (i) is terminated without Cause (as defined herein) or (ii) resigns for Good Reason (as defined herein), then all of Executive’s unvested options or unvested shares shall vest in full. For purposes of this Agreement, “Change In Control” shall mean any of the following transactions effecting a change in ownership or control of the Company:

(i)    a merger, consolidation or reorganization approved by the Company’s beneficial holders of securities, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

(ii)    any transfer, sale or other disposition of all or substantially all of the Company’s assets; or

(iii)    the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s beneficial holders.

In no event, however, shall a Change in Control be deemed to occur in connection with any public offering of Common Stock, the primary purpose of which is to raise capital and which is not for any specifically identified acquisition, reorganization or merger.

5.    Expense Reimbursement. In addition to the compensation specified in Section 3, Executive shall be entitled to receive reimbursement from the Company for all reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form reasonably required by the Company to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

6.    Fringe Benefits.

A.    Group Plans. Executive shall, throughout the Employment Period, be eligible to participate in all of the group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans or other plans (for which Executive qualifies) that are available to the executive officers of the Company. During the Employment Period, the Company will pay for coverage for Executive and the members of his immediate family residing in Executive’s household under the Company’s health plan, and coverage for Executive under the Company’s accidental death and dismemberment plan and for short-term disability. Payment for all other benefit plans will be paid in accordance with the Company’s policy in effect for similar executive positions.

B.    Vacation. Executive shall be entitled to at least four weeks paid vacation per year. Vacation shall accrue pursuant to the Company’s vacation benefit policies.

C.    Auto Allowance. Executive shall be entitled to an auto allowance of $1,250 per month.

7.    Termination of Employment. During the Employment Period, the Executive’s employment with the Company may be terminated by either the Company or Executive at any time, and for any reason. Upon such termination, Executive (or, in the case of Executive’s death, Executive’s estate and beneficiaries) shall have no further rights to any other compensation or benefits from the Company on or after the termination of employment except as follows:

A.    Termination For Cause. In the event the Company terminates Executive’s employment with the Company prior to expiration of the Employment Period for Cause (as defined below), the Company shall pay to Executive the following: (i) Executive’s unpaid Annual Salary and Bonus that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused vacation; (iii) any accrued expenses pursuant to Section 5 above, and (iv) any other payments as may be required under applicable law. For purposes of this Agreement, “Cause” shall mean that Executive has engaged in any one of the following: (i) material financial dishonesty involving the Company or its assets, including, without limitation, misappropriation of the Company’s funds or property; (ii) reckless or willful misconduct in the performance of Executive’s duties in the event such conduct continues after the Company has provided 30 days written notice to Executive and a reasonable opportunity to cure; (iii) conviction of, or plea of nolo contendre to, any felony involving dishonesty or fraud; or (iv) the material breach of any provision of this Agreement after 30 days written notice to Executive of such breach and a reasonable opportunity to cure such breach.

B.    Termination Upon Death or Disability. If Executive dies during the Employment Period, the Executive’s employment with the Company shall be deemed terminated as of the date of death, and the obligations of the Company to or with respect to Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 7B. If Executive becomes Disabled (as defined below), then the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon 30 days prior written notice in writing to Executive. Upon termination of employment due to death or Disability, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall be entitled to receive: (i) Executive’s unpaid Annual Salary that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused vacation; (iii) any accrued expenses pursuant to Section 5 above, (iv) Executive’s bonus for the year of termination in accordance with Section 3B above (pro rated up to the termination date), which bonus shall be paid at such time as the Company regularly pays bonuses; (v) any other payments as may be required under applicable law; (vi) continuation of his Annual Salary following such termination for a period of one year, which shall be payable in accordance with the Company’s standard pay schedules; and (vii) in the case of termination due to Disability, the Company shall provide continued coverage for Executive under the Company’s healthcare plans and group insurance policies (to the extent Executive is eligible) or if Executive elects COBRA benefits, the Company shall reimburse Executive’s COBRA payments for Executive’s health insurance benefits for a period of one year. For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment which, the Board of Directors determines, after consideration and implementation of reasonable accommodations, precludes the Executive from performing his essential job functions for a period longer than three consecutive months or a total of one hundred twenty (120) days in any twelve month period.

C.    Termination for Any Other Reason; Resignation for Good Reason. Should the Company terminate Executive’s employment other than for Cause or as a result of Executive’s Death of Disability, or in the event Executive resigns for Good Reason (as defined below), then the Company shall pay Executive as follows: (i) Executive’s unpaid Annual Salary that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused vacation; (iii) any accrued expenses pursuant to Section 4 above, (iv) a pro rated share of Executive’s bonus (pro rated up to the termination date), which bonus shall be paid at such time as the Company regularly pays bonuses; (v) any other payments as may be required under applicable law; (vi) continued coverage for Executive and his immediate family under the Company’s healthcare plans and group insurance policies for one year; and (vii) continuation of Executive’s Annual Salary, which shall be payable in accordance with the Company’s standard pay schedules for: (A) a period of six months if Executive is terminated prior to September 18, 2007; or (B) a period of one year if Executive is terminated on or after September 18, 2007. For the purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation within one year following: (i) a reduction in the scope of Executive’s duties and responsibilities or the level of management to which he reports; (ii) a reduction in his level of Annual Salary without his prior written consent; (iii) a relocation of Executive more than thirty (30) miles outside of Executive’s residence as of the date hereof; (iv) a material breach of any provision of this Agreement by the Company or (v) the failure of the Company to have a successor entity specifically assume this Agreement.

8.    Non-Competition During the Employment Period. Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Executive is receiving payments from the Company, either as wages or as a severance benefit, Executive shall not, without prior written consent of the Chief Executive Officer, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed by or provide advice to, any enterprise that is engaged in any business directly competitive to that of the Company in the aftermarket auto parts market in the United States.; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than 1% of an outstanding class of publicly-traded securities of any company or other enterprise where Executive does not provide any management, consulting or other services to such company or enterprise.

9.    Proprietary Information. Executive has executed the Company’s standard Confidential Information and Assignment of Inventions Agreement (the “Confidentiality Agreement”), which is hereby incorporated by this reference as if set forth fully herein. Executive’s obligations pursuant to the Confidentiality Agreement will survive termination of Executive’s employment with the Company.

10.    Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Executive.

11.    Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via overnight delivery service such as Federal Express, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit thereof addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	U.S. Auto Parts Network, Inc. 17150 South Margay Avenue Carson, California 90746 Attn: Chief Executive Officer

With a copy to:	Dorsey & Whitney LLP 38 Technology Drive Irvine, California 92618 Attn: Ellen S. Bancroft, Esq.

To Executive:	At Executive’s last residence as provided by Executive to the Company for payroll records.

Any party may change such party’s address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 11.

12.    Governing Documents. This Agreement, along with the documents expressly referenced in this Agreement, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings (including the Offer Letter) between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

13.    Governing Law. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

14.    Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder, or may seek damages or specific performance in the event of another party’s breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

15.    No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

16.    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

U.S. AUTO PARTS NETWORK, INC.

By:	/S/ MEHRAN NIA

Print Name:	Mehran Nia

Title:	Chief Executive Officer

Address:	17150 South Margay Avenue
Carson, CA 90746

/S/ MICHAEL MCCLANE
MICHAEL McCLANE, Executive